As filed with the Securities and Exchange Commission on March 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IAMGOLD CORPORATION

(Exact Name of Registrant as specified in Its Charter)

Canada	1040	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number (if Applicable))	(I.R.S. Employer Identification No. (if Applicable))

401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario M5H 2Y4

(416) 360-4710

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Corporation Service Company

80 State Street

Albany, New York 12207-2543

Telephone: (800) 927-9800

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent For Service in the United States)

Copies to:

Jeffery Snow Timothy Bradburn IAMGOLD Corporation 401 Bay Street, Suite 3200 P.O. Box 153 Toronto, Ontario M5H 2Y4 Canada (416) 360-4710	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 P.O. Box 226 Toronto, Ontario M5K 1J3 Canada (416) 504-0520	Aaron Atkinson Alex Nikolic Fasken Martineau DuMoulin LLP 333 Bay Street, Suite 2400 Bay Adelaide Centre Box 20 Toronto, Ontario M5H 2T6 Canada (416) 366-8381

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal Jurisdiction Regulating This Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ At some future date (check the appropriate box below).

1.	☐ Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

2.	☐ Pursuant to Rule 467(b) on (date) at (time) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐ Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee(2)(3)
Common Shares
First Preference Shares
Second Preference Shares
Debt Securities
Subscription Receipts
Warrants to Purchase Common Shares
Warrants to Purchase First Preference Shares
Warrants to Purchase Second Preference Shares
Warrants to Purchase Debt Securities
Total	US$1,000,000,000	US$1,000,000,000	US$100,700

(1)	There are being registered hereunder an indeterminate number of Common Shares, First Preference Shares, Second Preference Shares, Debt Securities, Subscription Receipts, Warrants to Purchase Common Shares, Warrants to Purchase First Preference Shares, Warrants to Purchase Second Preference Shares and Warrants to Purchase Debt Securities (collectively, the “Securities”) of IAMGOLD Corporation (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	US$116,100 was previously paid in connection with a registration statement on Form F-10 (File No. 333-190073) filed by the Registrant on July 23, 2013 which also related to securities registered under a registration statement on Form F-10 (File No. 333-175246) that were included in the prospectus that formed part of such registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended, all of which was paid in relation to securities remaining unsold in the offering contemplated by such registration statement. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, such amount is being offset against the filing fee due in connection with the filing of this registration statement. Accordingly, no additional payment is being made at the time of filing this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the United States Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED MARCH 28, 2016

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 28, 2016

IAMGOLD CORPORATION

U.S.$1,000,000,000

Common Shares

First Preference Shares

Second Preference Shares

Debt Securities

Warrants

Subscription Receipts

IAMGOLD Corporation (“IAMGOLD” or the “Corporation”) may offer and issue from time to time common shares of the Corporation (“Common Shares”), first preference shares of the Corporation (“First Preference Shares”), second preference shares of the Corporation (“Second Preference Shares”), debt securities (“Debt Securities”), warrants to purchase Common Shares, First Preference Shares, Second Preference Shares or Debt Securities (collectively “Warrants”), or subscription receipts (“Subscription Receipts”) (all of the foregoing collectively, the “Securities”) or any combination thereof for up to an aggregate initial offering price of U.S.$1,000,000,000 (or the equivalent thereof in other currencies) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” in the Corporation’s Annual Information Form for the year ended December 31, 2015 and in this Prospectus and in documents incorporated by reference in this Prospectus.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered; (ii) in the case of First Preference Shares and Second Preference Shares, the designation of the particular class and, if applicable, series, the number of First Preference Shares or Second Preference Shares offered, the offering price, whether the First Preference Shares or Second Preference Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction and any other terms specific to the First Preference Shares or Second Preference Shares being offered; (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, whether the debt is senior or subordinated to the Corporation’s other liabilities and obligations, whether the Debt Securities will be secured by any of the Corporation’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, First Preference Shares, Second Preference Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; and (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions. The Corporation may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “IMG” and on the New York Stock Exchange (the “NYSE”) under the symbol “IAG”. On March 24, 2016, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was C$2.76 and the closing price of the Common Shares on the NYSE was U.S.$2.07. Unless otherwise specified in the applicable Prospectus Supplement, the First Preference Shares, the Second Preference Shares, the Debt Securities, the Warrants and the Subscription Receipts will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. See “Risk Factors”.

The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4.

The Corporation is permitted to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. The Corporation prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. They may not be comparable to financial statements of United States companies.

Owning the Securities may subject purchasers to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. Purchasers should read the tax discussion in any applicable Prospectus Supplement.

A purchaser’s ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Corporation is incorporated in Canada, most of its officers and directors and all of the experts named in this Prospectus are not residents of the United States, and all of its assets are located outside of the United States.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Agent for Service of Process

Richard J. Hall and Timothy R. Snider, being directors of the Corporation, reside outside of Canada. Each of Mr. Hall and Mr. Snider has appointed the Corporation at 401 Bay Street, Suite 3200, PO Box 153, Toronto, Ontario, M5H 2Y4, as his agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against either of Mr. Hall or Mr. Snider, even though each of Mr. Hall and Mr. Snider has appointed an agent for service of process. Mark Burnett, being a co-author of the technical report entitled “IAMGOLD Sadiola Sulphide Project (SSP) 2015, NI 43-101 Report, Mali”, resides outside of Canada. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against Mr. Burnett.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain information that may constitute “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995, respectively. Forward-looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. All statements other than statements which are reporting results as well as statements of historical fact set forth or incorporated herein by reference, are forward-looking statements that may involve a number of known and unknown risks, uncertainties and other factors; many of which are beyond the Corporation’s ability to control or predict. Forward-looking statements include, without limitation, statements regarding strategic plans, future production, cost estimates and anticipated financial results; potential mineralization and evaluation and evolution of mineral reserves and resources (including, but not limited to potential for further increases at the Essakane, Rosebel Westwood and Sadiola mines) and expected mine life; expected exploration results, future work programs, capital expenditures and objectives, evolution and economic performance of development projects, including, but not limited to, exploration budgets and targets; construction and production targets and timetables, as well as anticipated timing of grant of permits and governmental incentives; expected continuity of a favourable gold market; contractual commitments, royalty payments, litigation matters and measures of mitigating financial and operational risks; anticipated liabilities regarding site closure and employee benefits; continuous availability of required manpower; the integration or expansion of operations, technologies and personnel of acquired operations and properties; continuous access to capital markets; and the Corporation’s global outlook and that of each of its mines. These statements relate to analysis and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Known and unknown factors could cause actual results to differ materially from those projected in the forward looking statements.

Statements concerning actual mineral reserves and mineral resources estimates are also deemed to constitute forward looking statements to the extent that they involve estimates of the mineralization that will be encountered if the relevant project or property is developed and, in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

Forward-looking statements, which involve assumptions and describe the Corporation’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on these words or comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some, but not all, of the important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements: hazards normally encountered in the mining business including unusual or unexpected geological formations, rock bursts, cave-ins, seismic events, floods and other conditions; delays and repair costs resulting from equipment failure; changes to and differing interpretations of mining tax regimes in foreign jurisdictions; the market prices of gold and other minerals; past market events and conditions and the deterioration of general economic indicators; the ability of the Corporation to replace mineral reserves depleted by production; over/underestimation of mineral reserve and mineral resource calculations; fluctuations in exchange rates of currencies; failure to obtain and renew financing as and when required to fund exploration and development; default under the Corporation’s credit facility or senior unsecured notes due to a violation of covenants therein; failure to obtain financing to meet capital expenditure plans; risks associated with being a multinational company; differences between the assumption of fair value estimates with respect to the carrying amount of mineral interests and actual fair values; inherent risks related to the use of derivative instruments, including for hedging purposes to stabilize input costs; accuracy of mineral reserve and mineral resource estimates; uncertainties in the validity of mining interests and ability to acquire new properties and retain skilled and experienced employees; various risks and hazards beyond the Corporation’s control, many of which are not economically insurable; risks and hazards inherent to the mining industry, most of which are beyond the Corporation’s control; market prices and availability of commodities used by the Corporation in its operations; lack of infrastructure and other risks related to the geographical areas in which the Corporation carries out its operations; labour disruptions and other disruptions caused by mining accidents; health risks associated with the mining work force in West Africa, Canada and Suriname; disruptions created by surrounding communities; need to comply with the extensive laws and regulations governing the environment, health and safety of the Corporation’s mining and processing operations and exploration activities; risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk, which may include the possibility for political unrest and foreign military intervention; ability to obtain and renew the required licenses and permits from various governmental authorities in order to exploit the Corporation’s properties; risks and expenses related to reclamation costs and related liabilities; continuously evolving legislation, such as the mining legislation in West Africa, Canada and Suriname, which may have unknown and negative impact on operations; risks normally associated with the conduct of joint ventures; inability to control standards of non-controlled assets; risk and unknown costs of litigation; undetected failures in internal controls over financial reporting; risks related to making acquisitions, including the integration of operations; risks related to potential further expansion activities at the Sadiola and Rosebel mines; dependence on key personnel; and other related matters.

Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause results to differ from what is anticipated, estimated or intended. Those factors are described or referred to below, under the heading “Risk Factors” in this Prospectus, and under the heading “Risk Factors” in the annual information form (the “Annual Information Form”) of the Corporation dated February 17, 2016 for the year ended December 31, 2015 and under the heading “Risks and Uncertainties” in the management’s discussion and analysis of financial position and results of operation of the Corporation for the year ended December 31, 2015, both of which are incorporated herein by reference and are available on SEDAR at www.sedar.com. Past events in global financial and credit markets have resulted in high market and commodity price volatility and uncertainty in credit markets. These on-going events could impact forward-looking statements contained in this Prospectus and in the documents incorporated by reference in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements made in a document incorporated by reference in this Prospectus are made as at the date of the original document and have not been updated by the Corporation except as expressly provided for in this Prospectus. Except as required under applicable securities legislation, the Corporation undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL REPORTING STANDARDS

The disclosure in this Prospectus and documents incorporated herein by reference has been, and the disclosure in any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. As a result, information contained in this Prospectus and documents incorporated herein by reference, and any Prospectus Supplement, containing descriptions of the Corporation’s mineral properties or estimates of mineral reserves or resources is not comparable to similar information disclosed by U.S. companies in reports filed with the SEC. For example, the terms “measured mineral resources”, “indicated mineral resources”, “inferred mineral resources”, “proven mineral reserves” and “probable mineral reserves” are used in this Prospectus and documents incorporated herein by reference to comply with the reporting standards in Canada. While those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Under the rules and regulations of the SEC set forth in Industry Guide 7, a U.S. company may only disclose estimates of proven and probable mineral reserves, and may not disclose estimates of any classification of mineral resources. In addition, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that all or any part of the mineral deposits in these categories will ever be converted into mineral reserves. Any estimate of mineral reserves or resources has a great amount of uncertainty as to its existence, and great uncertainty as to its economic and legal feasibility with estimates of mineral resources having a greater degree of uncertainty. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a mineral reserve or mined. Further, in accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources, or inferred mineral resources in this Prospectus or the documents incorporated herein by reference is economically or legally mineable and will ever be classified as a reserve. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures.

FINANCIAL INFORMATION

The financial statements of the Corporation incorporated herein by reference and in any Prospectus Supplement are reported in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts in this Prospectus and any Prospectus Supplement are or will be in United States dollars, unless otherwise indicated. All references to “$” or “U.S.$” refer to U.S. dollars and “C$ refers to Canadian dollars. On March 24, 2016, the noon spot rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was U.S.$1.00=C$1.33 or C$1.00=U.S.$0.75.

The following table sets forth, for each of the years indicated, the high, low, closing and average noon spot rates for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada.

	2015	2014	2013
High	1.40	1.16	1.07
Low	1.17	1.06	0.98
Closing	1.38	1.16	1.06
Average	1.28	1.10	1.03

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the Annual Information Form for the year ended December 31, 2015 dated February 17, 2016;

(b)	the audited consolidated balance sheets as at December 31, 2015 and 2014 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and the notes thereto, together with the Report of Independent Registered Public Accounting Firm;

(c)	management’s discussion and analysis of financial position and results of operations of the Corporation for the year ended December 31, 2015;

(d)	the management information circular of the Corporation dated April 6, 2015 prepared in connection with the annual general meeting of shareholders of the Corporation held on May 11, 2015; and

(e)	document entitled “Sadiola Sulphide Project — IAMGOLD Corporation” dated March 28, 2016 summarizing the findings of the Sadiola Report (as defined below).

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 —Short Form Prospectus Distributions filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada and during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. In addition, any similar documents filed on 40-F with or, (if and to the extent expressly provided) furnished on Form 6-K to the SEC after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part, and incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and the readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual consolidated financial statements being filed by the Corporation with the applicable securities commissions or similar regulatory authorities during the duration that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management’s discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the financial year of the Corporation in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the duration that this Prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Corporation with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated or deemed to be incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of IAMGOLD Corporation, at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4, Telephone (416) 360-4710, and are also available electronically at www.sedar.com and www.sec.gov.

The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.

AVAILABLE INFORMATION

The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

The Corporation has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Corporation is subject to the information requirements of the U.S. Securities Exchange Act of 1934 and applicable Canadian securities legislation, and in accordance therewith files, reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act of 1934. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that the Corporation has filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

THE CORPORATION

IAMGOLD is a corporation governed by the Canada Business Corporations Act. The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario, Canada M5H 2Y4. The Corporation’s telephone number is (416) 360-4710 and its website address is www.iamgold.com.

The Corporation is engaged primarily in the exploration for, and the development and production of, mineral resource properties throughout the world. Through its holdings, the Corporation has interests in various operations and exploration properties as well as various royalty interests on mineral resource properties. The following chart illustrates certain subsidiaries of the Corporation, together with the jurisdiction of incorporation of each such subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by the Corporation, and the material mineral projects of the Corporation held through such subsidiaries and the percentage of ownership interest that the relevant subsidiary of the Corporation has in such material mineral projects.

In Canada, the Corporation owns and operates the Westwood mine in Québec and the Côté Gold project, a development project located in Ontario. The Corporation also is the operator of the Rosebel mine in Suriname, the Essakane mine in Burkina Faso and is a joint venture participant in the Sadiola mine in Mali.

As used in this Prospectus, except as otherwise required by the context, reference to “IAMGOLD” or the “Corporation” means IAMGOLD Corporation and its subsidiaries. Further information regarding the business of the Corporation, its operations and its mineral properties can be found in the Annual Information Form and other documents incorporated herein by reference.

CONSOLIDATED CAPITALIZATION

Other than as noted in this section, there has been no material change in the share and loan capital of the Corporation, on a consolidated basis, since the date of the audited consolidated financial statements of the Corporation as at and for year ended December 31, 2015, which are incorporated by reference in this Prospectus. On January 7, 2016, the Corporation re-paid $70 million outstanding on its $500 million unsecured revolving credit facility. The Corporation terminated the facility on February 1, 2016. On February 1, 2016, the Corporation entered into a four-year $250 million facility consisting of a fully committed $100 million secured revolving credit facility and a $150 million accordion. The credit facility matures and all indebtedness thereunder is due and payable on February 1, 2020. In the first quarter of 2016, the Corporation issued 12.0 million common shares pursuant to private placements under flow through share agreements to raise C$41 million.

EARNINGS COVERAGE RATIOS

If the Corporation offers any Debt Securities having a term to maturity in excess of one year or any First Preference Shares or Second Preference Shares under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities, First Preference Shares or Second Preference Shares, as applicable.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of Securities for cash will be used for general corporate purposes, including funding ongoing operation and/or capital requirements, reducing the level of indebtedness outstanding from time to time, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information, if any, concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Corporation’s funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities, separately or together, to or through underwriters or dealers purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities. A Prospectus Supplement may provide that the Securities sold thereunder will be “flow-through” securities. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102—Shelf Distributions, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities or other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions intended to maintain or stabilize the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter or dealer involved in an “at-the-market distribution”, as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

In connection with an Acquisition, Securities may be offered and issued at a deemed price or deemed prices determined either when the terms of the Acquisition are tentatively or finally agreed to, when the Acquisition is completed, when the Corporation issues the Securities or during some other negotiated period.

DESCRIPTION OF SHARE CAPITAL

The Corporation is authorized to issue an unlimited number of First Preference Shares, issuable in series, an unlimited number of Second Preference Shares, issuable in series, and an unlimited number of Common Shares, of which 405,937,036 Common Shares and no First Preference Shares or Second Preference Shares were issued and outstanding as at March 24, 2016.

Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of the First Preference Shares and the Second Preference Shares, to receive any dividends declared by the directors of the Corporation and the remaining property of the Corporation upon dissolution.

The First Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series. The First Preference Shares rank prior to the Second Preference Shares and the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of First Preference Shares are entitled by law to vote as a class, the holders of First Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of First Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the First Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the First Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the First Preference Shares or any series thereof.

The Second Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the Second Preference Shares of each series. The Second Preference Shares rank junior to the First Preference Shares and prior to the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of Second Preference Shares are entitled by law to vote as a class, the holders of Second Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of Second Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the Second Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the Second Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the Second Preference Shares or any series thereof.

DIVIDEND POLICY

The Corporation maintains a dividend policy with the timing, payment and amount of dividends paid by the Corporation to shareholders of the Corporation to be determined by the directors of the Corporation from time to time based upon, among other things, the current and forecasted cash flow, results of operations and financial condition of the Corporation, the need for funds to finance ongoing operations and development, exploration and capital projects and such other business considerations as the directors of the Corporation may consider relevant.

In December 2013, the Corporation suspended dividend payments until further notice to conserve cash and preserve liquidity.

Certain credit facilities and senior unsecured notes of the Corporation contain covenants that restrict the ability of the Corporation to declare or pay dividends if a default under such facilities or notes, as applicable, has occurred and is continuing or would result from the declaration or payment of the dividend.

DESCRIPTION OF DEBT SECURITIES

In this section describing the Debt Securities, the terms “Corporation” and “IAMGOLD” refer only to IAMGOLD Corporation without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between IAMGOLD and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part. The description of certain provisions of the Indenture in this section is not intended to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

The Corporation may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities which the Corporation may issue under the Indenture and does not limit the amount of other indebtedness that the Corporation may incur. The Indenture provides that the Corporation may issue Debt Securities from time to time in one or more series which may be denominated and payable in U.S. dollars, Canadian dollars or any other currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits the Corporation, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities the Corporation has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement (the “Offered Securities”):

•	the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities that are in registered form;

•	the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which the Corporation may redeem the Offered Securities, in whole or in part, at its option;

•	the covenants applicable to the Offered Securities;

•	the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

•	whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•	the denominations in which registered Offered Securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 and the denominations in which bearer Offered Securities will be issuable, if other than $5,000;

•	each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under the heading “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•	if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which the Corporation will make payments on the Offered Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

•	any other terms of the Offered Securities which apply solely to the Offered Securities, or terms described herein as generally applicable to the Debt Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•	holders may not tender Debt Securities to the Corporation for repurchase; and

•	the rate or rates of interest on the Debt Securities will not increase if the Corporation becomes involved in a highly leveraged transaction or the Corporation is acquired by another entity.

The Corporation may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, the Corporation may offer and sell those Debt Securities at a discount below their stated principal amount. The Corporation will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by the Corporation will be direct, unconditional and unsecured obligations of the Corporation and will rank equally among themselves and with all of the Corporation’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by the Corporation will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Corporation’s subsidiaries. The Corporation will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will issue Debt Securities only in fully registered form without coupons, and in denominations of $2,000 and integral multiples of $1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner to be set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. The Corporation may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. The Corporation will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that the Corporation may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register, or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will pay any interest due on registered Debt Securities to the persons in whose name such registered Securities are registered on the day or days specified in the applicable Prospectus Supplement.

Registered Global Securities

Unless otherwise indicated in the applicable Prospectus Supplement, Registered Debt Securities of a series will be issued in global form that will be deposited with, or on behalf of, a depositary (the “Depositary”) identified in the Prospectus Supplement. Global Securities will be registered in the name of the Depositary, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

The Corporation’s obligations under the Indenture, as well as the obligations of the Trustee and those of any third parties employed by the Corporation or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once the Corporation makes payment to the registered holder, the Corporation has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•	the investor cannot have Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•	the investor must look to his or her own bank, brokerage firm or other financial institution for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

•	the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

•	the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security; the Corporation and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security; the Corporation and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank, brokerage firm or other financial institution. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in Debt Securities transferred into their own names, so that they will be registered holders of the Debt Securities represented by each Global Security.

The special situations for termination of a Global Security are:

•	when the Depositary notifies the Corporation that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•	when and if the Corporation decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not the Corporation or the Trustee) will be responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

Unless otherwise indicated in the applicable Prospectus Supplement, the term “Event of Default” with respect to Debt Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Debt Security of that series at its Maturity;

(b)	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment, when the same become due by the terms of the Debt Securities of that series;

(d)	default in the performance, or breach, of any other covenant or agreement of the Corporation in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice thereof to the Corporation by the Trustee or the holders of at least 25 per cent in principal amount of all outstanding Debt Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other event of default provided with respect to the Debt Securities of that series.

If an Event of Default occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25 per cent in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series or all series affected (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series or of all series affected (or of all series, as the case may be), by written notice to the Corporation and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

Other than its duties in the case of an Event of Default, the Trustee will not be obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•	the holders of at least 25 per cent in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

•	the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

The Corporation will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

In this section, the term “defeasance” means discharge from some or all of the Corporation’s obligations under the Indenture with respect to Debt Securities of a particular series. Unless otherwise stated in the applicable Prospectus Supplement, if the Corporation deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at its option:

•	the Corporation will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•	the Corporation will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

Unless otherwise stated in the applicable Prospectus Supplement, to exercise defeasance the Corporation also must deliver to the Trustee:

•	an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial income tax purposes and that holders of the Debt Securities of that series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and the Corporation cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow the Corporation to be discharged from all of its obligations under the Debt Securities of any series, the Corporation must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications and Waivers

The Corporation may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, unless otherwise stated in the applicable Prospectus Supplement, that the Corporation will be required to receive consent from the holder of each outstanding Debt Security of such affected series to:

•	change the stated maturity of the principal of, or interest on, such outstanding Debt Security;

•	reduce the principal amount of or interest on such outstanding Debt Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

•	change the place or currency of payments on such outstanding Debt Security;

•	reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Debt Securities of any series or of the affected series may waive the Corporation’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Debt Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency, comply with applicable law or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Securities or the Indenture that may be instituted in any United States federal or New York state court located in The City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since all of the assets of the Corporation are outside the United States, any judgment obtained in the United States against the Corporation would need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States from the Corporation’s assets. The Corporation has been advised by its Canadian counsel, Fasken Martineau DuMoulin LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Trustee

The Trustee under the Indenture or its affiliates may provide banking and other services to the Corporation in the ordinary course of their business.

The Indenture will contain certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Corporation’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Corporation. If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the Trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

The Corporation may issue Warrants to purchase Common Shares, First Preference Shares, Second Preference Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.

Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement. A copy of the warrant indenture relating to an offering of Warrants will be filed by the Corporation with securities regulatory authorities in Canada and the United States after it has been entered into by the Corporation.

The Prospectus Supplement relating to any Warrants the Corporation offers will describe the Warrants and the specific terms relating to the offering. The description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the designation, number and terms of the Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Corporation may issue Subscription Receipts, separately or together, with Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that may be offered by the Corporation pursuant to this Prospectus.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada and the United States after it has been entered into by the Corporation. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

•	conditions to the exchange of Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants;

•	the number of Common Shares, First Preference Shares, Second Preference Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of subscription receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.

Under the subscription receipt agreement, a Canadian purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, if this Prospectus, the applicable Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

PRIOR SALES

During the 12 month period before the date of this Prospectus, the Corporation has issued Common Shares and securities convertible into Common Shares as follows:

Date of Issue/Grant	Price per Security		Number of Securities
	(C$)
Common Shares
May 15, 2015	$3.14		25,271	(1)
May 20, 2015	$3.14		25,271	(1)
June 18, 2015	$2.89		12,688	(3)
July 14, 2015	$11.22		8,652	(1)
July 14, 2015	$11.22		3,348	(1)
August 5, 2015	$1.72		17,000	(3)
October 16, 2015	$15.08		10,000	(1)
November 24, 2015	$11.35		2,600	(1)
December 8, 2015	$11.63		1,555	(1)
December 8, 2015	$11.63		1,445	(1)
December 22, 2015	$2.50	(5)	2,001,700	(2)
January 1, 2016	$1.97		272,500	(3)
January 1, 2016	$1.97		533,710	(3)
January 7, 2016	$3.14		66,809	(1)
January 20, 2016	$2.89		5,896	(1)
January 21, 2016	$7.57		141,115	(1)
January 26, 2016	$7.57		69,453	(1)
January 26, 2016	$7.57		125,837	(1)
January 28, 2016	$7.57		9,000	(1)
February 1, 2016	$7.57		24,823	(1)
February 4, 2016	$7.57		2,347	(1)
February 4, 2016	$7.57		5,878	(1)
February 18, 2016	$3.14		25,271	(1)
February 23, 2016	$3.26		1,742,000	(3)
March 1, 2016	$3.59	(5)	3,072,600	(2)

Date of Issue/Grant	Price per Security		Number of Securities
	(C$)
March 8, 2016	$3.59	(5)	3,064,709	(2)
March 9, 2016	$7.22		1,407	(1)
March 9, 2016	$7.22		1,593	(1)
March 15, 2016	$3.30	(5)	3,330,318	(2)
March 21, 2016	$3.11	(5)	2,574,474	(2)

Options to Purchase Common Shares
August 11, 2015	$2.18	(4)	7,000
February 23, 2016	$3.26	(4)	1,163,000

Notes:

(1)	Common Shares issued in satisfaction of awards previously granted under the restricted share units comprising part of the share incentive plan of the Corporation. The price per security is the market price at the time of grant.
(2)	On December 22, 2015, 2,001,700 Common Shares were issued pursuant to a private placement under a flow through share agreement. On March 1, 2016, 3,072,600 Common Shares were issued pursuant to a private placement under a flow through share agreement. On March 8, 2016, 3,064,709 Common Shares were issued pursuant to a private placement under a flow through share agreement. On March 15, 2016, 3,330,318 Common Shares were issued pursuant to a private placement under a flow through share agreement. On March 21, 2016, 2,574,474 Common Shares were issued pursuant to a private placement under a flow through share agreement.
(3)	On June 18, 2015, 12,688 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On August 5, 2015, 17,000 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On January 1, 2016, 272,500 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On January 1, 2016, 533,710 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On February 23, 2016, 1,742,000 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation.
(4)	This is the exercise price per Common Share of the options to purchase Common Shares granted under the stock option plan comprising part of the share incentive plan of the Corporation.
(5)	This is the issue price per Common Share pursuant to a private placement under the flow through share agreement.

TRADING PRICE AND VOLUME

The principal market on which the Common Shares trade is the TSX. The Common Shares also trade on the NYSE.

The following tables set forth the reported high and low closing prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE for the periods indicated during the 12 month period before the date of this Prospectus:

TSX

Month	C$ High	C$ Low	Volume
March 2015	3.13	2.21	26,205,909
April 2015	2.89	2.40	33,378,550
May 2015	2.90	2.43	23,152,143
June 2015	2.97	2.49	43,057,498
July 2015	2.53	1.50	34,706,376
August 2015	2.61	1.72	39,484,690
September 2015	2.39	1.77	25,932,027
October 2015	2.85	2.04	30,243,002
November 2015	2.41	1.84	14,649,102
December 2015	2.23	1.83	21,646,292
January 2016	2.40	1.66	21,969,848
February 2016	3.55	2.03	55,003,169
March 1-24 2016	3.70	2.62	55,381,405

The closing price of the Common Shares on the TSX on March 24, 2016 was C$2.76.

NYSE

Month	U.S.$ High	U.S.$ Low	Volume
March 2015	2.51	1.74	134,682,800
April 2015	2.41	1.90	93,712,952
May 2015	2.43	1.95	82,117,568
June 2015	2.43	2.00	99,980,464
July 2015	2.01	1.16	138,405,360
August 2015	2.00	1.31	142,617,536
September 2015	1.80	1.34	114,959,376
October 2015	2.17	1.55	142,503,456
November 2015	1.84	1.38	75,138,984
December 2015	1.67	1.31	76,888,320
January 2016	1.71	1.15	87,904,760
February 2016	2.57	1.44	146,256,864
March 1-24 2016	2.57	2.02	130,883,847

The closing price of the Common Shares on the NYSE on March 24, 2016 was U.S.$2.07.

INTEREST OF EXPERTS

The technical report entitled “IAMGOLD Sadiola Sulphide Project (SSP) 2015, NI 43-101 Report, Mali” dated and effective March 15, 2016 (the “Sadiola Report”) was prepared in accordance with NI 43-101 by G Mining Services Inc., Snowden Mining Industry Consultants, Philippe Gaultier, ing. MASc (Director of Development Projects, IAMGOLD Corporation, Daniel Vallières, ing. (Director, Mining Engineering, IAMGOLD Corporation), Jérôme Girard, ing. P.Eng. (Manager, Metallurgy, IAMGOLD Corporation), Luc-Bernard Denoncourt, ing. (Project Director, IAMGOLD Corporation). Louis-Pierre Gignac, ing. (Co President of G Mining Services Inc.) and Mark Burnett, Pri. Sci. Nat. (400361/12) (Principal Consultant, Snowden Mining Industry Consultants). Certain technical information relating to the Sadiola mine contained in this Prospectus (including the documents incorporated herein by reference) was derived from the Sadiola Report.

The aforementioned firms or persons each held less than one per cent of the outstanding securities of the Corporation, or of any associate or affiliate of the Corporation, when they prepared the Sadiola Report, or following the preparation of the Sadiola Report, and either did not receive any or received less than a one per cent direct or indirect interest in any securities of the Corporation, or of any associate or affiliate of the Corporation, in connection with the preparation of the Sadiola Report.

None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Corporation, or of any associate or affiliate of the Corporation, other than Philippe Gaultier, Daniel Vallières, Jérôme Girard and Luc-Bernard Denoncourt, who are employees of the Corporation or an affiliate of the Corporation.

LEGAL MATTERS

Certain legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Corporation by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters and by Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to U.S. legal matters. At the date hereof, the partners and associates of Fasken Martineau DuMoulin LLP, as a group each beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Corporation or any associate or affiliate of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are KPMG LLP, Chartered Professional Accountants, through its offices at 333 Bay Street; Suite 4600, Toronto, Ontario M5H 2S5. KPMG LLP have confirmed that they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Corporation under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada through its offices at 100 University Avenue, Toronto, Ontario M5J 2Y1.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated by reference herein, including the applicable Prospectus Supplement. There are certain risks inherent in an investment in the Securities, including the factors described under the heading “Risk Factors” in the Annual Information Form (pages 20 through 38), and any other risk factors described herein or in a document incorporated by reference herein, which investors should carefully consider before investing. Additional risk factors relating to a specific offering of Securities will be described in the applicable Prospectus Supplement. Some of the factors described herein, in the documents incorporated by reference herein, and/or the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the risk factors described herein, in the Annual Information Form, in another document incorporated by reference herein or in the applicable Prospectus Supplement occur, it could have a material adverse effect on the business, financial condition and results of operations of the Corporation. Additional risks and uncertainties of which the Corporation currently is unaware or that are unknown or that it currently deems to be immaterial could have a material adverse effect on the Corporation’s business, financial condition and results of operation. The Corporation cannot assure purchasers that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the risks described herein, in the Annual Information Form, in the other documents incorporated by reference herein or in the applicable Prospectus Supplement or other unforeseen risks.

ENFORCEABILITY OF CIVIL LIABILITIES

The Corporation is a corporation existing under the Canada Business Corporations Act. Many of the Corporation’s directors and officers, and all of the experts named in this Prospectus, are residents of Canada or other non-U.S. jurisdictions, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon the Corporation or those directors, officers and experts who are not residents of the United States. The Corporation has been advised by its Canadian counsel, Fasken Martineau DuMoulin LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Corporation Service Company, 80 State Street, Albany, New York, 12207-2543 as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents set out under the heading “Documents Incorporated by Reference”; the consents of auditors, counsel and engineers; the powers of attorney from the directors and certain officers of the Corporation; and the form of debt indenture. A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Securities Exchange Act of 1934.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The Registrant may advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant, or as a director or officer, or in similar capacity, of another entity at the Registrant’s request, if he acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which he acted as director or officer, or in a similar capacity, at the Registrant’s request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant provide that the Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires. The by-laws of the Registrant provide that the Registrant shall advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if he does not fulfill the relevant conditions specified in the CBCA.

The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of any individual referred to in the foregoing paragraph.

The Registrant has entered into indemnity agreements with its directors and officers which provide that the Registrant will indemnify such directors and officers and purchase and maintain insurance for such directors and officers in the manner described in the preceding two paragraphs. The indemnity agreements further provide that, to the extent a change in the CBCA permits greater indemnification than would currently be afforded under the by-laws or articles of the Registrant, such directors and officers are entitled to the greater benefits afforded by that change.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1*	Annual information form for the year ended December 31, 2015 dated February 17, 2016 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on February 18, 2016)

4.2*	Audited consolidated balance sheets as of December 31, 2015 and 2014 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and the notes thereto, together with the Report of Independent Registered Public Accounting Firm thereon and the Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on February 18, 2016)

4.3*	Management’s discussion and analysis of financial position and results of operations of the Registrant for the year ended December 31, 2015 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on February 18, 2016)

4.4*	Management information circular dated April 13, 2015 of the Registrant prepared in connection with the annual meeting of shareholders of the Registrant held on May 11, 2015 (incorporated by reference to the Registrant’s Form 6-K filed with the Commission on April 14, 2015)

5.1**	Consent of KPMG LLP

5.2***	Consent of Fasken Martineau DuMoulin LLP

5.3***	Consent of L. Chénard

5.4***	Consent of G. Voicu

5.5***	Consent of A. Savoie

5.6***	Consent of C. MacDougall

5.7***	Consent of J. Girard

5.8***	Consent of L.P. Gignac

5.9***	Consent of P. Gaultier

5.10***	Consent of G. Mining Services Inc.

5.11***	Consent of G. Ferlatte

5.12***	Consent of B. Lemelin

5.13***	Consent of R. Sirois

5.14***	Consent of Roscoe Postle Associates Inc.

5.15***	Consent of W. Roscoe

5.16***	Consent of J. Lavigne

Exhibit	Description

5.17***	Consent of F. Ferland

5.18***	Consent of R. Morel

5.19***	Consent of D. Vallières

5.20***	Consent of L-B. Denoncourt

5.21***	Consent of M. Burnett

5.22***	Consent of Snowden Mining Industry Consultants (Pty) Ltd

6.1**	Powers of Attorney (included on the signature page of this registration statement)

7.1*	Form of Indenture (incorporated by reference to the Registrant’s Form F-10 filed on July 22, 2013)

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this registration statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, province of Ontario, Canada, on the 28th day of March, 2016.

IAMGOLD CORPORATION

By:	/s/ Stephen J.J. Letwin
	Name:	Stephen J.J. Letwin
	Title:	President, Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Stephen J. J. Letwin and Carol T. Banducci, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do his or herself, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J.J. Letwin Stephen J. J. Letwin	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2016

/s/ Carol T. Banducci Carol T. Banducci	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2016

/s/ John E. Caldwell John E. Caldwell	Director	March 28, 2016

/s/ Donald K. Charter Donald K. Charter	Director	March 28, 2016

/s/ W. Robert Dengler W. Robert Dengler	Director	March 28, 2016

/s/ Richard J. Hall Richard J. Hall	Director	March 28, 2016

/s/ Mahendra Naik Mahendra Naik	Director	March 28, 2016

III-2

/s/ Timothy R. Snider Timothy R. Snider	Director	March 28, 2016

/s/ Sybil Veenman Sybil Veenman	Director	March 28, 2016

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of IAMGOLD Corporation in the United States, on the 28th day of March, 2016.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
By:	Donald J. Puglisi
Title:	Managing Director

III-4

EXHIBIT INDEX

Exhibit	Description

4.1*	Annual information form for the year ended December 31, 2015 dated February 17, 2016 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on February 18, 2016)

4.2*	Audited consolidated balance sheets as of December 31, 2015 and 2014 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and the notes thereto, together with the Report of Independent Registered Public Accounting Firm thereon and the Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on February 18, 2016)

4.3*	Management’s discussion and analysis of financial position and results of operations of the Registrant for the year ended December 31, 2015 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on February 18, 2016)

4.4*	Management information circular dated April 13, 2015 of the Registrant prepared in connection with the annual meeting of shareholders of the Registrant held on May 11, 2015 (incorporated by reference to the Registrant’s Form 6-K filed with the Commission on April 14, 2015)

5.1**	Consent of KPMG LLP

5.2***	Consent of Fasken Martineau DuMoulin LLP

5.3***	Consent of L. Chénard

5.4***	Consent of G. Voicu

5.5***	Consent of A. Savoie

5.6***	Consent of C. MacDougall

5.7***	Consent of J. Girard

5.8***	Consent of L.P. Gignac

5.9***	Consent of P. Gaultier

5.10***	Consent of G. Mining Services Inc.

5.11***	Consent of G. Ferlatte

5.12***	Consent of B. Lemelin

5.13***	Consent of R. Sirois

5.14***	Consent of Roscoe Postle Associates Inc.

5.15***	Consent of W. Roscoe

5.16***	Consent of J. Lavigne

III-5

Exhibit	Description

5.17***	Consent of F. Ferland

5.18***	Consent of R. Morel

5.19***	Consent of D. Vallières

5.20***	Consent of L-B. Denoncourt

5.21***	Consent of M. Burnett

5.22***	Consent of Snowden Mining Industry Consultants (Pty) Ltd

6.1**	Powers of Attorney (included on the signature page of this registration statement)

7.1*	Form of Indenture (incorporated by reference to the Registrant’s Form F-10 filed on July 22, 2013)

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

III-6